EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of DS Healthcare Group, Inc. (the “Company”) on Forms S-3 (File No. 333-195344 and File No. 333-195345) of our report dated April 15, 2015, which includes an explanatory  paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of DS Healthcare Group, Inc. as of December 31, 2014 and 2013 and for the years then ended, which report is included in this Annual Report on Form 10-K of DS Healthcare Group, Inc. for the year ended December 31, 2014.

/s/ Marcum LLP

New York, NY

April 15, 2015